Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2007 Equity Incentive Plan and 2001 Employee Stock Purchase Plan of Phoenix Technologies Ltd., of our reports dated November 14, 2007, with respect to the consolidated financial statements and schedule of Phoenix Technologies Ltd. included in its Annual Report (Form 10-K) for the year ended September 30, 2007 and the effectiveness of internal control over financial reporting of Phoenix Technologies Ltd. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Palo Alto, California
February 1, 2008